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                                                                  EXHIBIT 11



                         TECHNOLOGY SOLUTIONS COMPANY

                           STATEMENT RE COMPUTATION
                             OF PER SHARE EARNINGS
                   (In thousands, except earnings per share)




                                           For the               For the
                                      Three Months Ended     Six Months Ended
                                        November 30,(A)       November 30, (A)
                                      ------------------     -----------------
                                        1997       1996        1997      1996
                                        ----       ----        ----      ----
                                          (unaudited)           (unaudited)

Net earnings per modified treasury
   stock method ...................... $ 5,312   $ 3,746     $ 9,271   $ 5,871
                                        ======    ======      ======    ======
Shares:

 Weighted average shares outstanding .  25,838    23,341      25,507    22,954
 Common stock equivalents ............   2,784     3,242       2,774     3,146
                                        ------    ------      ------    ------
 Total ...............................  28,622    26,583      28,281    26,100
                                        ======    ======      ======    ======
Earnings per share ................... $  0.19   $  0.14     $  0.33   $  0.23
                                        ======    ======      ======    ======


(A) Share data and per share data have been restated to reflect the three-for-two stock splits that were effective on August 1, 1997 and July 30, 1996, respectively.



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